As filed with the Securities and Exchange Commission on March 25, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Atlas Energy, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	43-2094238
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Westpointe Corporate Center One

1550 Coraopolis Heights Road

Moon Township, Pennsylvania 15108

(Address of Principal Executive Offices Including Zip Code)

Atlas Energy, L.P. 2010 Long-Term Incentive Plan

(Full Title of the Plan)

Edward E. Cohen

Westpointe Corporate Center One

1550 Coraopolis Heights Road

Moon Township, Pennsylvania 15108

(412) 262-2830

(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Units representing limited partner interests (3)	5,300,000	$22.225	$117,792,500	$13,676

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also shall be deemed to cover an indeterminate number of additional common units representing limited partner interests issuable in the event the number of outstanding common units of the registrant is increased by split, reclassification, dividend or the like.

(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on March 23, 2011, within five business days prior to filing.
(3)	Represents the number of common units with respect to which phantom units, options, or restricted units may be granted under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

*	Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a)	The description of registrant’s common units representing limited partner interests contained in the Registration Statement on Form 8-A filed on July 19, 2006;

(b)	The Annual Report on Form 10-K filed on February 25, 2011;

(c)	The Current Reports on Form 8-K filed on February 24, 2011 and March 21, 2011.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the registrant’s partnership agreement, the registrant will indemnify the following persons, by reason of their status as such, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	the general partner;

•	any departing general partner;

•	any person who is or was an affiliate of the general partner or any departing general partner;

•	any person who is or was an officer, director, employee, agent, member, partner, fiduciary or trustee of any entity described above or their affiliates;

•

any person who is or was serving as an officer, director, employee, agent, member, partner, fiduciary or trustee of another person at the request of the general partner or any departing general partner; and

•	any person designated by our general partner.

The registrant’s indemnification obligation arises only if the indemnified person acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the registrant’s best interests. With respect to criminal proceedings, the indemnified person must not have had reasonable cause to believe that the conduct was unlawful.

Unless it otherwise agrees, the registrant’s general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the registrant to enable it to effectuate, indemnification. The registrant may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under the partnership agreement.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Second Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Holdings, L.P. (filed previously as Exhibit 3.1 to the registrant’s Registration Statement on Form 8-K (Registration No. 001-32953), filed with the SEC on February 24, 2011, and incorporated herein by reference).

4.2	Atlas Pipeline Holdings 2010 Long-Term Incentive Plan (filed previously as Exhibit 99.3 to the registrant’s Registration Statement on Form 8-K (Registration

No. 001-32953), filed with the Commission on November 12, 2010, and incorporated herein by reference).

5.1	Opinion of Ledgewood, P.C.

10.1	Form of Phantom Unit Grant

10.2	Form of Option Grant

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm relating to the Registrant’s Upstream Oil and Gas Business

23.3	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the

Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on this 25th day of March, 2011.

ATLAS ENERGY, L.P.

By: Atlas Pipeline Holdings GP, LLC, its general partner

By:	/s/ Sean P. McGrath
Sean P. McGrath
Chief Financial Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Edward E. Cohen and Sean P. McGrath, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on March 25, 2011.

Signature	Title at Atlas Pipeline Holdings GP, LLC

/s/ Edward E. Cohen	President, Chief Executive Officer and Director
Edward E. Cohen	(principal executive officer)

/s/ Jonathan Z. Cohen	Chairman
Jonathan Z. Cohen

/s/ Sean P. McGrath	Chief Financial Officer
Sean P. McGrath	(principal financial officer)

/s/ Jeffrey M. Slotterback	Chief Accounting Officer
Jeffrey M. Slotterback	(principal accounting officer)

/s/ Mark C. Biderman	Director
Mark C. Biderman

/s/ William G. Karis	Director
William G. Karis

/s/ Harvey G. Magarick	Director
Harvey G. Magarick

/s/ Dennis A. Holtz	Director
Dennis A. Holtz

/s/ Carlton M. Arrendell	Director
Carlton M. Arrendell

/s/ Ellen F. Warren	Director
Ellen F. Warren

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Holdings, L.P. (filed previously as Exhibit 3.1 to the registrant’s Registration Statement on Form 8-K (Registration No. 001-32953), filed with the SEC on February 24, 2011, and incorporated herein by reference).

4.2	Atlas Pipeline Holdings 2010 Long-Term Incentive Plan (filed previously as Exhibit 99.3 to the registrant’s Registration Statement on Form 8-K (Registration No. 001-32953), filed with the Commission on November 12, 2010, and incorporated herein by reference).

5.1	Opinion of Ledgewood, P.C.

10.1	Form of Phantom Unit Grant

10.2	Form of Option Grant

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm relating to the Registrant’s Upstream Oil and Gas Business

23.3	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)